EXHIBIT 3.182

BRANDYWINE RADNOR 200 HOLDINGS LLC

OPERATING AGREEMENT

                    THIS OPERATING AGREEMENT (this “Agreement”) is entered into as of this 19th day of February, 2005 by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP”), the only admitted member of Brandywine Radnor 200 Holdings LLC, a Delaware limited liability company (the “Company”), and the Company.

          1.       Organization.  BOP organizes the Company as a limited liability company under the Delaware Limited Liability Company Act, and the provisions of this Agreement and, for that purpose, has caused a Certificate of Formation to be prepared, executed and filed with the Secretary of State of the State of Delaware on the same date as first above written.

          2.        Purpose.  The Company is organized to pursue any lawful purpose except for the purposes of banking or insurance.

          3.        Term.  The term of the Company shall commence upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until terminated by BOP, at which time BOP shall file a Certificate of Dissolution with the Secretary of State of the State of Delaware.

          4.        Principal Place of Business.  The Company’s principal place of business in the State of Delaware shall be such place as BOP, in its discretion, shall determine.

          5.        Management.  The Company shall be managed by BOP.  BOP hereby designates as its agents the individuals identified on Exhibit A (the “Individuals”), in the capacities identified on Exhibit A.  While serving in such capacities, the Individuals shall have active management of the operations of the Company, including, without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of BOP, and shall make such reports of the affairs of the Company to BOP as BOP may require.  Such designation by BOP shall not cause any member to cease to be a member of the Company, nor shall such designation be deemed to confer member status, rights or interests upon the Individuals.  Such designation notwithstanding, BOP retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace any Individual as its agent.

          6.        Limitation of Liability.  No person designated pursuant to this Agreement as authorized to act on behalf of the Company shall be liable, responsible or accountable, in damages or otherwise, to any member of the Company or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

          7.        Additional Members.  Additional members shall be admitted only upon the written agreement of BOP.  The terms and conditions of this Agreement may not be modified or amended except by a written agreement signed by BOP.

          8.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law rules in that jurisdiction.

[Signature Page to Follow]

                    IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST, its General Partner

By:	/s/ Gerard H. Sweeney

Name:	Gerard H. Sweeney
Title:	President and Chief Executive Officer

EXHIBIT A

Gerard H. Sweeney	-	President, Chief Executive Officer
Christopher P. Marr	-	Senior Vice President and Chief Financial Officer
H. Jeffrey DeVuono	-	Senior Vice President and Assistant Secretary
Brad A. Molotsky	-	Senior Vice President, General Counsel, Corporate Secretary
Anthony S. Rimikis	-	Senior Vice President and Assistant Secretary
David Ryder	-	Senior Vice President and Assistant Secretary
George D. Sowa	-	Senior Vice President and Assistant Secretary
George Hasenecz	-	Vice President and Assistant Secretary
George D. Johnstone	-	Vice President and Assistant Secretary
Margaret Kornblum	-	Vice President and Assistant Secretary
Timothy M. Martin	-	Vice President of Finance and Chief Accounting Officer
William D. Redd	-	Vice President and Assistant Secretary
Philip M. Schenkel	-	Vice President and Assistant Secretary
H. Leon Shadowen, Jr.	-	Vice President and Assistant Secretary
Jean Sitler	-	Vice President and Assistant Secretary
Suzanne Stumpf	-	Vice President and Assistant Secretary
Jeffrey R. Weinstein	-	Vice President and Assistant Secretary
Thomas Caputo	-	Vice President and Assistant Secretary